Exhibit 99.2

Adjoined Consulting, Inc.

Consolidated Financial Statements

December 31, 2005 and 2004

Page
Report of Independent Certified Public Accounting Firm	2

Consolidated Financial Statements

Balance Sheets	3

Statements of Operations	4

Statements of Changes in Stockholders’ Deficit	5

Statements of Cash Flows	6

Notes to Financial Statements	7-18

Report of Independent Certified Public Accounting Firm

To the Board of Directors
of Adjoined Consulting, Inc.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of changes in stockholders’ deficit and of cash flows present fairly, in all material respects, the financial position of Adjoined Consulting, Inc. at December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PricewaterhouseCoopers LLP
Miami, Florida
May 25, 2006

Adjoined Consulting, Inc.

Consolidated Balance Sheets

December 31, 2005 and 2004

	2005	2004
Assets
Current assets
Cash and cash equivalents	$10,715,346	$8,141,540
Restricted cash	4,827,421	5,894,799
Accounts receivable, net of allowance of $369,362 and $20,334	15,998,902	6,870,022
Deferred tax assets	1,188,217	3,570,000
Prepaid expenses and other current assets	854,898	699,167
Total current assets	33,584,784	25,175,528

Property and equipment, net	3,167,992	4,308,484
Intangible assets, net of $1,251,021 accumulated amortization	7,527,295	—
Goodwill	15,758,351	—
Other assets	221,414	238,367
Total assets	$60,259,836	$29,722,379

Liabilities and Stockholders' Deficit
Current liabilities
Accounts payable	$2,322,450	$966,635
Accrued expenses	6,596,074	2,272,493
Deferred revenue	866,448	341,466
Note payable	—	405,917
Current portion of capital lease obligations	589,010	1,145,999
Current portion of notes payable and other - related parties	13,535,488	—
Total current liabilities	23,909,470	5,132,510

Capital lease obligations, less current portion	150,794	684,551
Notes payable - related parties	6,888,150	—
Total liabilities	30,948,414	5,817,061
Series A Redeemable Convertible Preferred Stock, $.0001 par value; 7,275,523 shares authorized, issued and outstanding; aggregate liquidation and redemption value of $7,050,000	7,050,000	7,050,000
Series B Redeemable Convertible Preferred Stock, $.0001 par value; 9,658,762 shares authorized, issued and outstanding; aggregate liquidation and redemption value of $25,016,194	25,016,194	25,016,194

Commitments and contingencies (Note 12)	—	—

Stockholders' deficit
Common Stock, $.0001 par value, 50,000,000 shares authorized, 13,629,228 (2005) and 13,389,049 (2004) shares issued and outstanding, respectively	1,363	1,339
Additional paid-in capital	19,507,215	705,815
Accumulated deficit	(20,716,954)	(8,653,977)
Accumulated other comprehensive loss	—	—
Cumulative translation adjustment	(214,074)	(214,053)
Notes receivable - stockholders	(1,332,322)	—
Total stockholders' deficit	(2,754,772)	(8,160,876)
Total liabilities and stockholders' deficit	$60,259,836	$29,722,379

The accompanying notes are an integral part of these financial statements.

Adjoined Consulting, Inc.
Consolidated Statements of Operations
Years Ended December 31, 2005, 2004 and 2003

	2005	2004	2003
Revenues
Net revenues	$95,312,714	$50,137,242	$38,032,505
Out-of-pocket expenses	5,696,755	2,120,252	1,979,466
Total revenues	101,009,469	52,257,494	40,011,971

Operating expenses
Project personnel and related expenses (includes $3,834,030 in stock-based compensation for 2005)	68,345,761	36,229,536	27,736,066
Out-of-pocket expenses	5,696,755	2,120,252	1,979,466
General and administrative (includes $13,573,150 in stock-based compensation for 2005)	32,438,658	11,286,866	8,531,074
Marketing and sales	2,355,201	1,652,722	1,306,383
Amortization of intangible assets	1,251,021	—	—
Total operating expenses	110,087,396	51,289,376	39,552,989
(Loss) income from operations	(9,077,927)	968,118	458,982

Other income (expense)
Interest and other income	388,142	105,237	147,366
Interest expense	(606,990)	(244,526)	(236,200)
(Loss) income before (benefit from) provision for income taxes	(9,296,775)	828,829	370,148

Provision for (benefit from) income taxes	2,766,202	(3,525,992)	50,236
Net (loss) income	(12,062,977)	4,354,821	319,912

Other comprehensive (loss) income
Foreign currency translation adjustment	(21)	1,455	(164,451)
Comprehensive (loss) income	$(12,062,998)	$4,356,276	$155,461

The accompanying notes are an integral part of these financial statements.

Adjoined Consulting, Inc.
Consolidated Statements of Changes in Stockholders’ Deficit
Years Ended December 31, 2005, 2004 and 2003

			Additional		Cumulative	Notes	Total
	Common Stock		Paid-In	(Accumulated	Translation	Receivable -	Stockholders'
	Shares	Amount	Capital	Deficit)	Adjustment	Stockholders	Deficit
Balance, January 1, 2003	12,920,917	$1,292	$845,082	$(13,328,710)	$(51,057)	$—	$(12,533,393)

Exercise of warrants and stock options	406,258	41	37,894	—	—	—	37,935
Accretion of discount on Series B Preferred Stock	—	—	(116,029)	—	—	—	(116,029)
Foreign currency translation adjustment	—	—	—	—	(164,451)	—	(164,451)
Net income	—	—	—	319,912	—	—	319,912

Balance, December 31, 2003	13,327,175	1,333	766,947	(13,008,798)	(215,508)	—	(12,456,026)

Exercise of stock options	61,874	6	17,055	—	—	—	17,061
Accretion of discount on Series B Preferred Stock	—	—	(78,187)	—	—	—	(78,187)
Foreign currency translation adjustment	—	—	—	—	1,455	—	1,455
Net income	—	—	—	4,354,821	—	—	4,354,821

Balance, December 31, 2004	13,389,049	1,339	705,815	(8,653,977)	(214,053)	—	(8,160,876)

Exercise of stock options	240,179	24	61,898	—	—	—	61,922
Notes receivable - stockholders	—	—	1,332,322	—	—	(1,332,322)
Foreign currency translation adjustment	—	—	—	—	(21)	—	(21)
Stock-based compensation	—	—	17,407,180	—	—	—	17,407,180
Net loss	—	—	—	(12,062,977)	—	—	(12,062,977)

Balance, December 31, 2005	13,629,228	$1,363	$19,507,215	$(20,716,954)	$(214,074)	$(1,332,322)	$(2,754,772)

The accompanying notes are an integral part of these financial statements.

Adjoined Consulting, Inc.

Consolidated Statements of Cash Flows

Years Ended December 31, 2005, 2004 and 2003

	2005	2004	2003
Cash flows provided by operating activities
Net (loss) income	$(12,062,977)	$4,354,821	$319,912
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities
Stock-based compensation	17,407,180	—	—
Depreciation and amortization	2,619,709	1,425,369	902,260
Deferred taxes	2,381,783	(3,570,000)	—
Provision for losses on accounts receivable	349,028	(652,029)	944,089
Changes in assets and liabilities, net of acquisitions
Restricted cash	1,067,378	(558,112)	(4,794,538)
Accounts receivable	(8,345,745)	(314,796)	(1,058,873)
Prepaid expenses and other current assets	(155,731)	(175,166)	(74,053)
Other assets	16,953	(30,185)	24,466
Accounts payable	725,915	545,920	(270,847)
Accrued expenses	4,203,106	365,562	(412,495)
Deferred revenue	83,780	65,135	(346,002)
	8,290,379	1,456,519	(4,766,081)
Cash flows used in investing activities
Capital expenditures	(156,133)	(388,325)	(1,056,631)
Acquisition of businesses, net of cash	(3,803,615)	—	(2,311,300)
Disposal of fixed assets	—	2,265	4,515
	(3,959,748)	(386,060)	(3,363,416)
Cash flows used in financing activities
Repayment of capital lease obligations	(1,162,809)	(1,049,847)	(716,962)
Proceeds from borrowings	—	79,000	326,917
Repayment of borrowings	(405,917)	—	—
Repayment of notes payable — related parties	(250,000)	—	—
Exercise of stock options and warrants	61,922	17,061	37,935
	(1,756,804)	(953,786)	(352,110)
Effect of exchange rate changes on cash	(21)	1,455	(164,451)
Net increase (decrease) in cash and cash equivalents	2,573,806	118,128	(8,646,058)
Cash and cash equivalents
Beginning of year	8,141,540	8,023,412	16,669,469
End of year	$10,715,346	$8,141,540	$8,023,412
Supplemental disclosure of cash flow information
Cash paid during the year for interest	$142,491	$213,785	$187,215
Cash paid during the year for income taxes	$41,641	$35,958	$96,443
Supplemental disclosure for noncash investing and financing activities
Fixed assets acquired under capital leases	$72,063	$293,869	$3,167,058

During the year ended December 31, 2005, the Company recorded $1,332,322 in promissory notes issued for non-substantive stock option exercises as notes receivable – restricted stockholders and a reduction in additional paid-in-capital (Note 10).

Acquisition of businesses (Note 2)

The accompanying notes are an integral part of these financial statements.

Adjoined Consulting, Inc.
Notes to Consolidated Financial Statements
December 31, 2005 and 2004

1.                            Summary of Significant Accounting Policies

Organization and Business

Adjoined Consulting, Inc., a Delaware corporation, (the “Company”) is a full service management and technology consulting firm. The Company deploys industry-specific strategic and operational consulting skills in conjunction with leading-edge technology integration and outsourcing expertise to its clients.  The Company is headquartered in Miami, and has offices in Atlanta and the New York City metropolitan market and data centers in Boston and Phoenix.

On March 9, 2006, the Company was acquired, through merger (the “Merger”), by Kanbay International, Inc. (“Kanbay”), a publicly held corporation.

Basis of Presentation

The accompanying consolidated financial statements include the accounts of Adjoined Consulting, Inc. and its subsidiaries. The Company operates in one operating segment, which provides technology enabled business solutions.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Significant estimates relied upon in preparing these consolidated financial statements include estimated costs to complete long-term contracts, allowances for bad debt reserves and expected future cash flows used to evaluate the recoverability of long-lived assets and goodwill. Although the Company regularly assesses these estimates, actual results could differ from those estimates. Changes in estimates are recorded in the period in which they become known.

Cash and Cash Equivalents

Cash equivalents are highly liquid investments with maturities of three months or less when purchased and are stated at cost, which approximates fair value. Cash equivalents consist of a deposit account with a large U.S. commercial bank that invests in U.S. Government securities. At times, such investments may be in excess of the F.D.I.C. insurance limits. The Company has not experienced any loss to date on these investments. At December 31, 2005 and 2004, the Company had $-0- and $6,203,651, respectively, in this deposit account.

Restricted Cash

Restricted cash at December 31, 2005 represents minimum cash balances the Company was required to maintain with a financial institution as collateral for outstanding standby letters of credit (Note 12). Restricted cash at December 31, 2004 represents minimum cash balances the Company was required to maintain as collateral for its revolving line of credit (Note 6).

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets, which range from 2 to 5 years. Leasehold improvements are amortized over the lesser of the estimated useful lives of the assets or the lease term. Expenditures for repairs and maintenance are charged to expense as incurred. Expenditures for betterments and major improvements are capitalized. Depreciation and amortization expense for property and equipment was $1,368,688, $1,425,369 and $902,260 for the years ended December 31, 2005, 2004 and 2003, respectively.

Financial Instruments and Concentrations of Credit Risk

Financial instruments that potentially subject the Company to significant concentration of credit risk consist principally of cash equivalents and accounts receivable. The Company places its cash equivalents with two banking institutions. Trade receivables potentially subject the Company to credit risk. The Company extends credit to its customers based upon an evaluation of the customer’s financial condition and credit history and generally does not require collateral. The Company maintains allowances for potential credit losses, which reduce accounts receivable.

The Company had one customer who accounted for 8%, 10% and 14% of revenues for the years ended December 31, 2005, 2004 and 2003, respectively, and three customers that accounted for 20% and 27% of accounts receivable at December 31, 2005 and 2004, respectively. The Company has grown through focus on specific industries, and as such, the following industries accounted for a majority of the Company’s overall customer base during the year ended December 31, 2005: Consumer Packaged Goods & Retail 31%, Industrial Products 20%, Financial Services 19% and Life Sciences 10%.

The fair value of the Company’s financial instruments approximates their carrying value because of their short-term nature, and/or their subsequent settlement at their carrying value in conjunction with the Merger.

Revenue Recognition

Revenue generated from fixed-price contracts is recognized on the percentage-of-completion method of accounting based on the ratio of costs incurred to total estimated costs. Revenue generated from time and material contracts is recognized as services are provided, net of provisions for estimated uncollectible amounts.

The Company recognizes revenue for services only in those situations where collection from the client is probable. The Company maintains allowances for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. The Company bases its estimates on its historical collection and write-off experience, current trends, credit policy, detailed analysis of specific client situations and percentage of its accounts receivable by aging categories. If the financial condition of the Company’s clients were to deteriorate, resulting in an impairment of their ability to make payment, additional allowances may be required. At December 31, 2005 and 2004, allowances for doubtful accounts totaled $369,362 and $20,334, respectively.

The Company incurs incidental expenses in the delivery of services to its clients that are commonly referred to as “out-of-pocket” expenses. These expenses include, but are not limited to, travel and related charges. The Company records reimbursable expenses as revenue with a corresponding expense.

Provisions for estimated losses on uncompleted contracts are made on a contract-by-contract basis and are recognized in the period in which such losses are determined. Unbilled revenues on contracts comprise costs plus earnings on contracts in excess of contractual billings on such contracts. Unbilled revenues, which are included in accounts receivable, were $600,080 and $733,500 at December 31, 2005 and 2004, respectively. Billings in excess of revenue recognized are classified as deferred revenues.

Income Taxes

The Company accounts for income taxes using the liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be reversed or settled.

Reclassifications

Certain prior years’ balances have been reclassified to conform to the current year’s presentation.

2.                            Acquisitions

During the year ended December 31, 2005, the Company acquired in separate transactions three businesses which provide information technology services (collectively, the “Acquired Businesses”). Aggregate net consideration for the Acquired Businesses totaled $24.5 million and has been allocated to assets acquired and liabilities assumed in each transaction as follows:

	Cima	Sapphire	Gazelle
Current assets	$1,132,163	$—	$—
Identifiable intangible assets	4,357,000	1,273,004	3,148,316
Goodwill	8,986,141	1,120,526	5,651,684
Liabilities assumed	(1,191,577)	—	—
Net purchase price	13,283,727	2,393,530	8,800,000

Notes payable to sellers (Note 7)	(7,600,000)	(1,600,000)	—
Accrued earn-out adjustment	(2,890,112)	216,470	(8,800,000)
Cash used in acquisition of business	$2,793,615	$1,010,000	$—

These acquisitions have been accounted for using the purchase method of accounting. Accordingly, the results of operations of each business are included in the Company’s results of operations from the respective date of each acquisition.

Effective January 1, 2005 with an acquisition date of January 18, 2005, the Company acquired substantially all of the assets and assumed certain liabilities of Cima Consulting Group, Inc. (‘Cima”), a Florida corporation. Cima is in the business of management consulting, enterprise technology consulting and integration/implementation of PeopleSoft and E.piphany Software products within the United States. The adjusted net purchase price has been increased by $2.9 million subsequent to the acquisition date and additional contingent payments were made through February 2006 due to Cima exceeding certain sales targets through a completed agreed-upon earn-out period.

The Company’s decision to acquire Cima was driven by a desire to add additional scale to its corresponding consulting areas of operation. Given that the entire purchase price related to customer and resource acquisition, the Company was required to classify the entire purchase price as an intangible asset.

On May 1, 2005, the Company acquired substantially all of the assets of Sapphire Consulting Company (“Sapphire”), a Vermont corporation. Sapphire is in the business of management and enterprise technology consulting within the United States. The net purchase price has been reduced by $.2 million subsequent to the effective acquisition date due to contingent reductions through a completed agreed-upon earn-out period.

The Company’s decision to acquire Sapphire was driven by a desire to add additional scale to its corresponding consulting areas of operation. Given that the entire purchase price related to customer and resource acquisition, the Company was required to classify the entire purchase price as an intangible asset.

On September 1, 2005, the Company acquired the stock of Gazelle Consulting, Inc. (“Gazelle”), a Georgia corporation, for a to-be-determined purchase price based upon three consecutive six-month earn-out periods commencing September 1, 2005. The earn-out amount accrued at December 31, 2005 represents the amount payable pursuant to the earn-out provision for the first period ended March 1, 2006 plus an additional amount based on an estimated settlement. In connection with the Merger, the former Gazelle owners and Kanbay are in negotiations to settle the earn-out provision, which pursuant to the acquisition agreement relates to the period ending February 28, 2007, including amounts presently due. Gazelle is in the business of management and enterprise technology consulting within the United States.

The Company’s decision to acquire Gazelle was driven by a desire to add additional scale to its corresponding consulting areas of operation. Given that the entire purchase price related to customer and resource acquisition, the Company was required to classify the entire purchase price as an intangible asset.

The Company has engaged a third party to assist in its valuation of the Cima and Sapphire intangible assets and is commencing a valuation of the Gazelle intangible assets acquired to finalize its purchase accounting. The valuation processes are not yet complete. Accordingly, the Company has recorded the identifiable excess of its purchase price over the identified fair values of the tangible net assets acquired as intangible assets and goodwill based on preliminary valuation results. Identifiable intangible assets consist of customer lists and are amortized over a five year estimated life.

The Company’s financial statements include the results of operations for Cima, Sapphire and Gazelle since the date of each acquisition. Unaudited pro forma results of operations data as if these acquisitions had occurred as of January 1, 2005 and 2004, respectively, are as follows:

	Year Ended December 31,
	2005	2004
Pro forma revenues	$104,339,000	$71,150,000
Pro forma (loss) income from operations	$(15,708,011)	$1,235,871
Pro forma net (loss) income	$(18,311,221)	$703,871

3.                            Property and Equipment

Property and equipment at December 31 consisted of the following:

	2005	2004
Computer equipment	$2,588,740	$2,572,135
Office equipment	1,814,669	1,707,734
Software	694,142	688,130
Leasehold improvements	2,989,376	2,890,732
	8,086,927	7,858,731
Less: Accumulated depreciation and amortization	(4,918,935)	(3,550,247)
	$3,167,992	$4,308,484

Property and equipment includes $4,024,956 and $3,949,355 of assets acquired under capital leases at December 31, 2005 and 2004, respectively. Accumulated amortization on such capital leases was $1,375,391 and $956,340 at December 31, 2005 and 2004, respectively.

4.                            Other Assets

Other assets consist primarily of $661,640 and $568,690 in prepaid expenses and $221,414 and $238,368 in long-term security deposits made on certain leased office space and operating leases in effect at December 31, 2005 and 2004, respectively.

5.                            Accrued Expenses

Accrued expenses at December 31 consist of the following:

	December 31,
	2005	2004
Accrued bonuses	$2,609,565	$852,914
Accrued benefits	1,121,455	220,425
Accrued taxes	359,255	33,299
Other accrued expenses	2,505,799	1,165,855
Current accrued expenses	$6,596,074	$2,272,493

6.                            Note Payable and Line of Credit

During 2004, the Company entered into a $7.5 million revolving line of credit with a bank, bearing interest at LIBOR plus 1.25% (3.53% at December 31, 2004). The Company had borrowed $405,917 under this line which was outstanding at December 31, 2004. During 2005, the amount borrowed was repaid and the line of credit was cancelled.

7.                            Notes Payable and Other — Related Parties

At December 31, 2005, notes payable and other — related parties includes notes payable and accrued earn-out incurred in conjunction with the Company’s purchases in 2005 of the Acquired Businesses. Due to the continued involvement, including employment, of the former owners, the amounts are considered to be related party transactions. At December 31, notes payable and other — related parties consisted of the following:

Cima
Unsecured $4,600,000 convertible note payable to former Cima owners. Interest at 3.76%, with accrued interest and principal due on January 18, 2015. Converted at $2.85 per common share on March 9, 2006.	$4,600,000

Unsecured $3,000,000 note payable to former Cima owners. Interest at 7.25%. Principal payment of $1,500,000 was due and paid on January 18, 2006. Remaining principal and accrued interest was due on January 18, 2007 and paid on March 9, 2006.	3,000,000

Due to former Cima owners for additional purchase price based on earn-out agreement. Unsecured and non-interest bearing. Paid on March 1, 2006.	2,890,112

Sapphire
Unsecured $850,000 convertible notes payable to former Sapphire owners. Interest at 4.83%, with accrued interest and principal due on June 15, 2015. Converted at $3.26 per common share on March 9, 2006.	788,150

Unsecured $750,000 notes payable to former Sapphire owners. Interest at LIBOR +2%. Remaining accrued interest and principal was due on June 7, 2006 and paid on April 3, 2006.	345,376

Gazelle
Due to former Gazelle owners for purchase price based on earn-out agreement. Unsecured and non-interest bearing.	8,800,000

Total notes payable and other - related parties	20,423,638

Less: Current portion of notes payable and other - related parties	(13,535,488)

Long term notes payable and other - related parties	$6,888,150

Future maturities of notes payable and other — related parties as of December 31, 2005 are as follows:

2006	$13,535,488
2007	1,500,000
2008	—
2009	—
2010	—
Thereafter	5,388,150
$20,423,638

8.                            Preferred Stock

The Series A Redeemable Convertible Preferred Stock was redeemable at the option of the holder, commencing September 1, 2004. The redemption price was $0.97 per share, subject to adjustment. The Series B Redeemable Convertible Preferred Stock was redeemable at the option of the holder, commencing September 1, 2004, at a redemption price of $2.59 per share, subject to adjustment. The Company has accreted the value of the Series B Redeemable Convertible Preferred Stock to its redemption value of $25,016,194 from its date of issuance to September 1, 2004. Both series of preferred stock were convertible at any time into shares of common stock on a one for one basis, at the option of the holder.

The Series A and Series B Redeemable Convertible Preferred Stock ranked pari passu with respect to the payment of dividends, upon liquidation, dissolution or winding up of the Company’s business and are senior to the Common Stock. The holders of the Series A and Series B Redeemable Convertible Preferred Stock were entitled to receive cash dividends of $.0776 and $.2072 per share, respectively, if declared by the Board of Directors. No dividends were paid or declared.

Effective March 1, 2006, the Company’s Series A and Series B Redeemable Convertible Preferred Stock was converted into common stock using its redemption price and then exchanged for purchase price consideration in connection with the Merger.

9.                            Income Taxes

Deferred tax amounts are comprised of the following at December 31:

	2005	2004
Deferred tax assets
Net operating loss	$235,000	$3,530,000
Stock-based compensation	510,000	—
Allowance for doubtful accounts	146,748	—
Depreciation	100,034	—
Other	196,435	59,000
Total deferred tax assets	1,188,217	3,589,000
Deferred tax liabilities
Other	—	19,000
Total deferred tax liabilities	—	19,000
Net deferred tax assets	1,188,217	3,570,000
Valuation allowance	—	—
Net deferred taxes	$1,188,217	$3,570,000

Components of the Company’s income tax expense (benefit) are as follows:

	Year ended December 31,
	2005	2004	2003
Current tax expense	$384,419	$44,008	$50,236
Deferred tax expense (benefit)	2,381,783	(3,570,000)	—
Income tax expense (benefit)	$2,766,202	$(3,525,992)	$50,236

Reconciliations of the income tax expense (benefit) to taxes computed at the U.S. federal statutory rate are as follows:

	Year ended December 31,
	2005	2004	2003

U.S. statutory rate	(34.0)%	34.0%	34.0%
State taxes, net of federal tax benefit	(5.7)%	5.7%	5.7%
Stock compensation expense	68.9%	—	—
Non-deductible expenses	0.9%	10.1%	(20.0)%
Reversal of valuation allowance	—	(479.6)%	—
Other	(.3)%	4.4%	—
Effective tax rate	29.8%	(425.4)%	19.7%

The decrease in net deferred tax assets totaling approximately $2.4 million resulted primarily from utilization of net operating loss carryforwards (“NOLs”) totaling approximately $9.2 million (federal) and $3.7 million (state), offset by an increase in tax assets resulting from recording stock-based compensation and other accruals. Remaining NOLs expire between 2020 and 2024. In 2004, the Company conducted an analysis of its NOLs for federal and state tax purposes at December 31, 2004. In 2004, the Company recognized $3,570,000 of deferred tax assets based on management’s belief that such deferred tax assets would be realized.

The benefit for income taxes for the year ended December 31, 2004 consisted primarily of the recognition of the deferred tax assets of $3,570,000. The foreign and state taxes can be deducted from United States Federal taxes payable at such time as the Company has United States income tax liabilities. This benefit does not bear a customary relationship with pre-tax accounting income from continuing operations principally as a consequence of the recognition of the $3,570,000 of deferred tax assets.

10.                     Stock Options

In September 2000, the Company’s Board of Directors and shareholders approved the Adjoined Technologies, Inc. 2000 Stock Option Plan (the “2000 Stock Option Plan”). Options granted under the 2000 Stock Option Plan may be either incentive stock options or non-qualified stock options. Prior to January 1, 2000, the Company granted options to employees pursuant to stock option plans that were subsequently combined with the 2000 Stock Option Plan. In August 2001, the Company’s Board of Directors and shareholders approved the Adjoined Consulting, Inc. 2001 Stock Option Plan (the “2001 Stock Option Plan”). Options granted under the 2001 Stock Option Plan may be either incentive stock options or non-qualified stock options as determined by the Directors of the Company at the time of the grant of the options. The Company is authorized to grant options to purchase an aggregate of up to 7,512,313 shares from the Company’s authorized and unissued shares. As of December 31, 2005, 1,089,035 and 6,606,569 outstanding options are non-qualified and incentive, respectively; as of December 31, 2004, 552,933 and 6,231,994 outstanding options are non-qualified and incentive, respectively. All outstanding options are exercisable at prices equal to the fair market value at the date of grant, as determined by the Company’s Board of Directors. Generally, all options granted have a term of ten years from the date of grant and vest in equal annual increments over a three or four-year period, commencing on the date of grant.

On February 2, 2005, the Company amended existing stock option agreements with certain executives whereby they were permitted to exercise their underlying vested and unvested options in exchange for restricted stock. The amendments also permitted the executives to issue promissory notes as consideration for the exercise price and provided the Company with certain repurchase rights for all shares issued under the amended agreements. As of December 31, 2005, these executives had exercised 5,782,000 options under the amended agreements and issued $1,332,322 in promissory notes as consideration. Due to the repurchase rights provided the Company, the exercises under the amended agreements are not considered substantive for accounting purposes and, accordingly, the restricted shares are not considered issued. Rather, options underlying exercises are considered to remain outstanding at December 31, 2005. The promissory notes were recorded as notes receivable — stockholders, and reflected as a reduction to stockholders’ equity. In connection with the Merger, effective March 1, 2006, the notes receivable — restricted stockholders and common stock issuance liability were net-settled for cash.

As a result of the amendments to certain stock option agreements, all of the Company’s stock options have been accounted for as variable, commencing with the February 2, 2005 amendments. Accordingly, the Company recorded all outstanding stock options at December 31, 2005 at their intrinsic values, resulting in stock-based compensation expense of $17,407,180 for the period then ended. In determining the intrinsic values at December 31, 2005, the Company estimated a fair value of $3.48 per common share, representing the price per share paid by Kanbay in March 2006 for the Company.

A summary of issued stock options is as follows for the years ended December 31, 2005, 2004 and 2003:

	Options Outstanding		Options Exercisable
	Weighted-	Weighted-
	Average	Average
	Exercise	Exercise
	Options	Price	Options	Price
Options outstanding at January 1, 2003	5,183,908	$0.65	1,307,983	$0.85
Granted	4,434,377	0.17
Exercised	(133,892)	0.26
Cancelled	(3,013,254)	0.24
Options outstanding at January 1, 2004	6,471,139	0.22	1,633,869	0.33
Granted	1,811,000	0.17
Exercised	(61,874)	0.28
Cancelled	(1,435,338)	0.19
Options outstanding at December 31, 2004	6,784,927	0.22	3,072,638	0.27
Granted	1,427,000	0.43
Exercised	(240,179)	0.26
Cancelled	(276,144)	0.39
Options outstanding at December 31, 2005	7,695,604	$0.43	4,256,823	$0.23

Stock options exercise prices at December 31, 2004 range from $0.17 to $1.60, with an average exercise price of $0.22. Expiration dates of the options range from July 2009 to October 2014. The shares exercisable at December 31, 2004 have exercise prices ranging from $0.17 to $1.60 per share. Stock options exercise prices at December 31, 2005 range from $0.17 to $1.60, with an average exercise price of $0.43. Expiration dates of the options range from July 2009 to October 2015. The 4,256,823 shares exercisable at December 31, 2005 have exercise prices ranging from $0.17 to $1.60 per share.

The Company applies SFAS No. 123 and Emerging Issues Task Force (“EITF”) Issue No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services for stock issued to individuals or groups other than employees. The Company applies APB No. 25 and related interpretations in accounting for stock issued to employees as defined by APB No. 25. Had compensation expense on these options been determined based on the fair value at the grant date for awards under these plans consistent with the methodology prescribed under SFAS No. 123, the Company’s net income would have been $5,244,237, $4,320,857 and $272,130 for the years ended December 31, 2005, 2004 and 2003, respectively, on a pro forma basis.

The weighted average fair value of options granted under the Stock Option Plans using the Black-Scholes option pricing model was $.045, $.009 and $.07 for the years ended December 31, 2005, 2004 and 2003, respectively. The Company estimated fair values based on the following assumptions:

	Year ended December 31,
	2005	2004	2003
Dividend yield	0.0%	0.0%	0.0%
Risk free interest rates	3.6% - 4.3%	2.9% - 3.6%	1.3% - 3.4%
Volatility	0	0	0
Expected life (years)	3-4	4	3-4

11.                     Benefit Plans

The Company maintains a 401(k) plan covering all eligible employees. Subject to certain dollar limits, eligible employees may contribute up to 60% of their pre-tax annual compensation to the plan. The Company may make discretionary contributions on an annual basis. During 2005, the Company made $496,894 in matching contributions. During 2004 and 2003, no matching contributions were made.

12.                     Commitments and Contingencies

The Company leases office space and equipment under various operating leases. As of December 31, 2005, the minimum future lease payments under operating leases with noncancelable terms in excess of one year are as follows:

Year Ending December 31,
2006	$5,334,829
2007	4,275,024
2008	3,003,423
2009	1,617,305
2010 and beyond	5,010,350
$19,240,931

Operating leases expense amounted to approximately $4,538,000 and $4,485,000 for the years ended December 31, 2005 and 2004, respectively.

The Company is party to standby letters of credit in support of the minimum future lease payments under leases for permanent office space, operating and capital leases amounting to $4,752,741 as of December 31, 2005, declining annually during the lease terms.

The Company leases certain property and equipment under capital leases. As of December 31, 2005, the minimum future lease payments under capital leases are as follows:

Year Ending December 31,
2006	$620,926
2007	123,964
2008	25,386
2009	12,693
2010	—
782,969

Less: Interest charges	$(43,166)
739,803

As permitted under Delaware law, the Company’s Amended and Restated Certificate of Incorporation provides that the Company will indemnify its officers and Directors for certain claims asserted against them in connection with their service as an officer or Director of the Company. The maximum potential amount of future payments that the Company could be required to make under these indemnification provisions is unlimited. However, the Company has purchased certain Directors’ and Officers’ insurance policies that reduce its monetary exposure and enable it to recover a portion of any future amounts paid. As a result of the Company’s insurance coverage, the Company believes the estimated fair value of these indemnification arrangements is minimal and accordingly, has not recorded a liability relating to the agreements.

The Company frequently has agreed to indemnification provisions in professional services agreements with its clients and in its real estate leases in the ordinary course of its business. Pursuant to these provisions, the Company indemnifies another party for certain losses suffered or incurred by the indemnified party. With respect to the Company’s professional services agreements, these indemnification provisions typically apply to any claim asserted against its client for infringement of intellectual property rights, but may also include claims asserted against its client relating to personal injury or property damage, violations of law or certain breaches of the Company’s contractual obligations. With respect to lease agreements, these indemnification provisions typically apply to claims asserted against the landlord relating to personal injury and property damage caused by the Company, violations of law or to certain breaches of the Company’s contractual obligations. In each case, the term of these indemnification provisions generally survives the termination of the agreement, although the provision has the most relevance during the contract term and for a short period of time thereafter. The maximum potential amount of future payments that the Company could be required to make under these indemnification provisions may be unlimited, although in many cases the Company’s liability for indemnification is limited to a specific dollar amount in the applicable contract. The Company also has purchased insurance policies covering professional errors and omissions, property damage and general liability that reduce its monetary exposure for indemnification and enable it to recover a portion of any future amounts paid. The Company has never paid any amounts to defend lawsuits or settle claims related to these indemnification provisions. Accordingly, the Company believes the estimated fair value of these indemnification arrangements is minimal and accordingly, has not recorded a liability relating to the agreements.

The Company frequently warrants that the technology solutions it develops for its clients will operate in accordance with the project specifications without defects for a specified warranty period, subject to certain limitations that the Company believes are standard in the industry. In the event that defects are discovered during the warranty period, and none of the limitations apply, the Company is obligated to remedy the defects until the solution that the Company provided operates within the project specifications. The Company is not typically obligated by contract to provide its clients with any refunds of the fees they have paid. The Company has purchased insurance policies covering professional errors and omissions, property damage and general liability that reduce its monetary exposure for warranty-related claims and enable it to recover a portion of any future amounts paid. The Company often provides in its contracts for testing and client acceptance procedures that are designed to mitigate the likelihood of warranty-related claims, although there can be no assurance that such procedures will be effective for each project. The Company has never paid any material amounts with respect to the warranties for its solutions, although the Company sometimes commits unanticipated levels of effort to projects to remedy defects covered by its warranties. Deferred revenues on contracts related to warranties is immaterial as of December 31, 2005 and 2004.